Exhibit 99.1
Three-Five Systems Plan Confirmed, Exits Bankruptcy
SCOTTSDALE, Ariz., September 5, 2006/PRNewswire/—Three-Five Systems, Inc. (“TFSIQ”) has received approval of its Plan of Reorganization from the bankruptcy court overseeing its Chapter 11 proceeding in Phoenix, Arizona. The bankruptcy court entered the Order confirming the Company’s Plan on August 30, 2006, and also approved a comprehensive Settlement Agreement between the Company, its subsidiary TFS Electronic Manufacturing Systems, Inc. (“EMS”), the Official Committee of Unsecured Creditors in the bankruptcy case of EMS, and CGSNW-Willows, LLC, the primary landlord for EMS.
The bankruptcy court’s decision came after a hearing held on July 26, 2006. The bankruptcy court overruled objections to confirmation of the Company’s Plan and to approval of the Settlement Agreement filed by the Official Committee of Equityholders.
The Effective Date under the Plan is expected to be September 11, 2006, at which time the board of directors of the Company will consist of Lyron Bentovim (a current board member), G. Grant Lyon, Peter S. Davis, Robert Nahom, and David Buchanan. Messrs. Lyon and Davis are independent board members. The board of the Company, after the Effective Date, will manage the wind down of the Company.
Additional information regarding TFSIQ’s bankruptcy case, as well as a copy of the Plan, can be found at http://www.cptgroup.com/cases/caseDetail.asp?caseSysID=66.
This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of various risks and uncertainties, including, but not limited to, the following: the ability of TFSIQ to continue as a going concern; the ability of TFSIQ to maintain sufficient debtor-in-possession financing to fund its operations and the expenses of the Chapter 11 process; the outcome and timing of TFSIQ’s efforts to restructure and/or sell certain of its assets, including the ability of TFSIQ to execute and close any definitive agreement; TFSIQ’s ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the ability of TFSIQ to develop, prosecute, confirm and consummate a plan of reorganization with respect to the Chapter 11 proceeding; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for TFSIQ to propose and confirm a plan of reorganization, to appoint a Chapter 11 trustee or to convert the case to a Chapter 7 proceeding; the ability of TFSIQ to obtain and maintain normal terms with its vendors and dealers; TFSIQ’s ability to maintain contracts that are critical to its operations; the potential adverse impact of the Chapter 11 proceeding on TFSIQ’s liquidity or results of operations; the ability of TFSIQ to fund and execute its business plan; the ability of TFSIQ to attract, motivate and/or retain key executives and employees; the ability of TFSIQ to attract and retain customers; risks and uncertainties relating to market acceptance of TFSIQ’s products; competition; as well as those risks and uncertainties discussed in TFSIQ’s periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.
SOURCE: Three-Five Systems, Inc.
06/20/2006
CONTACT: Carl Young +1-212-207-4710
Web site: http://www.tfsc.com